EXHIBIT 99.1

DATE:                                                        April 23, 2019

TO:                         Directors and Executive Officers of Bemis Company, Inc.

RE:                          Important Notice of Special Blackout Period and Regulation BTR Trading Restrictions

You are aware of the proposed combination of Bemis Company, Inc. (“Bemis”) and Amcor Limited (“Amcor”), in which each share of Bemis common stock will be exchanged for 5.1 ordinary shares of Amcor plc (the “Transaction”).  Subject to the satisfaction of the conditions to closing, the closing of the Transaction is targeted for May 15, 2019; however, the actual date of the closing is not certain at this time.

In connection with the Transaction, there will be a blackout period under the Bemis Investment Incentive Plan (the “BIIP”) to allow shares of Bemis common stock held in the Bemis Stock Fund under the BIIP to be converted into shares of Amcor plc common stock.  During this blackout period, BIIP participants will be unable to engage in transactions that relate to the Bemis Stock Fund.

During this blackout period under the BIIP, you will also be subject to a blackout period during which you will be prohibited from purchasing, selling, or otherwise acquiring or transferring shares of Bemis common stock (and, after the Transaction, Amcor plc ordinary shares) or related derivative securities that you acquire or previously acquired in connection with your service or employment as a director or executive officer of Bemis.  This prohibition applies whether or not you participate in the BIIP.  This prohibition applies to transactions involving your direct ownership, as well as any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have an interest).  This restriction will not impact your ability to receive shares of Amcor plc stock in exchange for your Bemis stock in connection with the closing of the Transaction.

There are limited exceptions to the trading restrictions of Section 306(a) and Regulation BTR for certain transactions in Bemis securities.  Notable exemptions include:  bona fide gifts and transactions involving Bemis securities that were not acquired in connection with your service or employment as a director or executive officer (which you must be able to prove).

It is currently expected that the blackout period will begin a couple of days before the closing of the Transaction and last up to 14 days or as long as needed in order to complete the exchange of Bemis shares for Amcor plc shares.  Bemis’s Secretary will notify of the blackout dates when they are known.

We are required to provide you with this notice in order to comply with federal securities laws.  If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

The special blackout period applies in addition to the trading restrictions under the Bemis insider trading policy and any trading restrictions that may apply under the Amcor plc insider trading policy.

Questions regarding this notice or the blackout period, including questions regarding whether the blackout period has begun or ended, may be directed to:

Sheri Edison

Senior Vice President, Chief Legal Officer and Secretary

Bemis Company, Inc.

2301 Industrial Drive, Neenah, WI  54956

(920) 527-5000